Filed Pursuant to Rule 424(b)(5)
Registration No. 333-269983

This Preliminary Prospectus Supplement and the accompanying Prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but the Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 1, 2023

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 24, 2023)
$                   .
Series 2023A Floating Rate Senior Notes
due May 15, 2073
__________________________________________
This is a public offering by Alabama Power Company of $                    of Series 2023A Floating Rate Senior Notes due May 15, 2073 (the “Series 2023A Senior Notes”). Alabama Power Company will pay interest on the Series 2023A Senior Notes quarterly in arrears at a floating rate equal to Compounded SOFR (as defined below) minus 0.35%, as further described under the caption “Description of the Series 2023A Senior Notes — Interest.” Interest on the Series 2023A Senior Notes is payable on the 15th day of February, May, August and November of each year, beginning on August 15, 2023.
Alabama Power Company may redeem the Series 2023A Senior Notes, in whole or in part, at any time and from time to time, at redemption prices as described under the caption “Description of the Series 2023A Senior Notes — Optional Redemption.” The holders of the Series 2023A Notes may require Alabama Power Company to repay some or all of the Series 2023A Senior Notes, beginning on May 15, 2024, on every May 15 and November 15 thereafter through and including May 15, 2034 and thereafter on May 15 of every subsequent second year through and including May 15, 2070, as further described under the caption “Description of the Series 2023A Senior Notes — Repayment at Option of Holder.”
If there is a “Tax Event” (as defined below), Alabama Power Company will have the right to shorten the maturity of the Series 2023A Senior Notes to the extent needed, so that the interest Alabama Power Company pays on the Series 2023A Senior Notes will be deductible for United States federal income tax purposes. On the new maturity date, Alabama Power Company will pay 100% of the principal amount of the Series 2023A Senior Notes, plus accrued and unpaid interest on the Series 2023A Senior Notes to the new maturity date.
The Series 2023A Senior Notes will be unsecured and unsubordinated obligations of Alabama Power Company, ranking equally with all of Alabama Power Company’s other unsecured and unsubordinated indebtedness from time to time outstanding, and will be effectively subordinated to all secured indebtedness of Alabama Power Company.
See “RISK FACTORS” on page S-3 for a description of certain risks associated with investing in the Series 2023A Senior Notes.

	Per Series 2023A Senior Note	Total
Initial Public Offering Price (1)	%	$
Underwriting Discount	%	$
Proceeds, before expenses, to Alabama Power Company	%	$
(1)Plus accrued interest, if any, from the date of original issuance of the Series 2023A Senior Notes, which is expected to be May    , 2023.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.
The Series 2023A Senior Notes are expected to be delivered on or about May     , 2023 through the book-entry facilities of The Depository Trust Company for the accounts of its participants.

_____________________________________________________

Morgan Stanley

May       , 2023

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus Supplement, the accompanying Prospectus or any written communication from Alabama Power Company or the underwriter specifying the final terms of the offering. Neither Alabama Power Company nor the underwriter takes any responsibility for, nor can it provide any assurance as to the reliability of, any other information that others may give you. This Prospectus Supplement, the accompanying Prospectus and any written communication from Alabama Power Company or the underwriter specifying the final terms of the offering is an offer to sell only the Series 2023A Senior Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, the accompanying Prospectus and any written communication from Alabama Power Company or the underwriter specifying the final terms of the offering is current only as of its respective date.

RISK FACTORS
Investing in the Series 2023A Senior Notes involves risk. In addition to the factors described below, please see the risk factors in Alabama Power Company’s (the “Company”) Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Form 10-K”), which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.
SOFR (as defined below) is a relatively new reference rate and its composition and characteristics are not the same as the London Inter-bank Offered Rate (“LIBOR”).
In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified SOFR as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new United States dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by United States Treasury securities and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also begun publishing historical indicative SOFR from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.
The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including Compounded SOFR) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.
SOFR may be more volatile than other benchmark or market rates.
Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as United States dollar LIBOR. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Series 2023A Senior Notes may fluctuate more than floating rate debt securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight United States Treasury repurchase agreement (“repo”) market. The Federal Reserve Bank of New York has at times conducted operations in the overnight United States Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Series 2023A Senior Notes.
Any failure of SOFR to gain market acceptance could adversely affect the Series 2023A Senior Notes.
According to the ARRC, SOFR was developed for use in certain United States dollar derivatives and other financial contracts as an alternative to United States dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight United States Treasury repo market. However, as a rate based on transactions secured by United States Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which United States dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the Series 2023A Senior Notes and the price at which investors can sell the Series 2023A Senior Notes in the secondary market.
In addition, if SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to the Series 2023A Senior Notes, the trading price of the Series 2023A Senior Notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating-rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the Series 2023A Senior Notes may be lower than those of later-issued SOFR-based debt securities as a result. Investors in the Series 2023A Senior Notes may not be able to sell the Series 2023A Senior Notes at all or may not be able to sell the Series 2023A Senior Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The interest rate on the Series 2023A Senior Notes is based on a Compounded SOFR rate and the SOFR Index (as defined below), both of which are relatively new in the marketplace.
For each Interest Period (as defined below), the interest rate on the Series 2023A Senior Notes is based on Compounded SOFR, which is calculated using the SOFR Index published by the Federal Reserve Bank of New York according to the specific formula described under the caption “Description of the Series 2023A Senior Notes – Interest – Compounded SOFR and the SOFR Index,” not the SOFR rate published on or in respect of a particular date during such Interest Period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Series 2023A Senior Notes during any Interest Period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an Interest Period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Series 2023A Senior Notes on the Interest Payment Date (as defined below) for such Interest Period.
Very limited market precedent exists for securities that use SOFR as part of the interest rate calculation and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index in March 2020. Accordingly, the use of the SOFR Index or the specific formula for the Compounded SOFR rate used in the Series 2023A Senior Notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the liquidity and market value of the Series 2023A Senior Notes.
Compounded SOFR with respect to a particular Interest Period will only be capable of being determined near the end of the relevant Interest Period.
The level of Compounded SOFR applicable to a particular Interest Period and, therefore, the amount of interest payable with respect to such Interest Period will be determined on the Interest Payment Determination Date (as defined below) for such Interest Period. Because each such date is near the end of such Interest Period, investors will not know the amount of interest payable with respect to a particular Interest Period until shortly prior to the related Interest Payment Date and it may be difficult for an investor to reliably estimate the amount of interest that will be payable on each such Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Series 2023A Senior Notes without changes to their information technology systems. An inability to reliably estimate accrued and unpaid interest as well as the potential need for some investors to change their information technology systems could adversely impact the liquidity and trading price of the Series 2023A Senior Notes.
The SOFR Index may be modified or discontinued and the Series 2023A Senior Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Series 2023A Senior Notes.
The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than the Company, and the Company has no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Series 2023A Senior Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Series 2023A Senior Notes and the trading prices of the Series 2023A Senior Notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that Interest Period has been determined.
If the Company (or its designee (which may be an independent financial advisor or any other designee of the Company) (any of such entities, a “Designee”)) determines that a Benchmark Transition Event (as defined below) and its related Benchmark Replacement Date (as defined below) have occurred in respect of the SOFR Index, then the interest rate on the Series 2023A Senior Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which is referred to as a “Benchmark Replacement” (as defined below), as further described under the caption “Description of the Series 2023A Senior Notes — Interest — Effect of Benchmark Transition Event.”
If a particular Benchmark Replacement or Benchmark Replacement Adjustment (as defined below) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined below) (such as the ARRC), (ii) the International Swaps and Derivatives Association (the “ISDA”) or (iii) in certain circumstances, the Company (or its Designee). In addition, the terms of the Series 2023A Senior Notes expressly authorize the

Company (or its Designee), without approval of the holders of the Series 2023A Senior Notes, to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, changes to the definition of “Interest Period”, the timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Series 2023A Senior Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations and decisions or elections that may be made under the terms of the Series 2023A Senior Notes in connection with a Benchmark Transition Event could adversely affect the value of the Series 2023A Senior Notes, the return on the Series 2023A Senior Notes and the price at which an investor can sell such Series 2023A Senior Notes.
In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Series 2023A Senior Notes, the return on the Series 2023A Senior Notes and the price at which an investor can sell the Series 2023A Senior Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the value of Series 2023A Senior Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for Series 2023A Senior Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider investors’ interests in doing so.
The Company (or its Designee) will make certain determinations with respect to the Series 2023A Senior Notes, which determinations may adversely affect the Series 2023A Senior Notes.
The Company (or its Designee) will make certain determinations with respect to the Series 2023A Senior Notes as further described under the caption “Description of the Series 2023A Senior Notes — Interest.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Company (or its Designee) will make certain determinations with respect to the Series 2023A Senior Notes in its (or its Designee’s) sole discretion as further described under the caption “Description of the Series 2023A Senior Notes — Interest — Effect of Benchmark Transition Event.” Any determination, decision or election pursuant to the benchmark replacement provisions not made by the Company’s Designee will be made by the Company. Any of these determinations may adversely affect the value of the Series 2023A Senior Notes, the return on the Series 2023A Senior Notes and the price at which an investor can sell such Series 2023A Senior Notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Series 2023A Senior Notes, the return on the Series 2023A Senior Notes and the price at which an investor can sell such Series 2023A Senior Notes. For further information regarding these types of determinations, see “Description of the Series 2023A Senior Notes — Interest — Effect of Benchmark Transition Event.”
SOFR has a very limited history, and the future performance of SOFR cannot be predicted based on historical performance.
The publication of SOFR began in April 2018, and, therefore, it has a very limited history. The future performance of SOFR cannot be predicted based on the limited historical performance. Levels of SOFR going forward may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While the Federal Reserve Bank of New York has released some pre-publication historical data, such information inherently involves assumptions, estimates and approximations. Because the future performance of SOFR cannot be predicted, no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. There can be no assurance that SOFR will be positive.
THE COMPANY
The Company is a corporation organized under the laws of the State of Alabama on November 10, 1927, by the consolidation of a predecessor Alabama Power Company, Gulf Electric Company and Houston Power Company. The Company has its principal office at 600 North 18th Street, Birmingham, Alabama 35291, telephone (205) 257-1000. The Company is a wholly-owned subsidiary of The Southern Company. The Company’s internet address is http://www.alabamapower.com. The information on the Company’s website is not incorporated by reference in this Prospectus Supplement and should not be considered to be a part of this Prospectus Supplement.

The Company is a regulated public utility engaged in the generation, transmission, distribution and purchase of electricity and the sale of electric service within a service area comprising most of the State of Alabama.
AVAILABLE INFORMATION
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains a website that contains reports and other information regarding registrants, including the Company, that file electronically at http://www.sec.gov. Only the Company’s SEC filings referenced below are incorporated by reference herein.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the SEC pursuant to the 1934 Act and are incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement:
•the Form 10-K; and
•the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
All documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.
SELECTED FINANCIAL INFORMATION
The following selected financial data for the years ended December 31, 2020 through December 31, 2022 has been derived from the Company’s audited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the years ended December 31, 2018 and 2019 has been derived from the Company’s audited financial statements and related notes, which are not incorporated by reference in this Prospectus Supplement. The following selected financial data as of and for the three months ended March 31, 2023 has been derived from the Company’s unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below does not reflect the issuance of the Series 2023A Senior Notes offered hereby or the use of proceeds therefrom. See “Use of Proceeds” in this Prospectus Supplement.

	Year Ended December 31,					Three Months Ended March 31,
	2018	2019	2020	2021	2022	2023(1)
	(Millions)
Operating Revenues	$6,032	$6,125	$5,830	$6,413	$7,817	$1,647
Earnings Before Income Taxes	1,236	1,355	1,502	1,625	1,774	253
Net Income After Dividends on Preferred Stock	930	1,070	1,150	1,238	1,340	255

	Capitalization As of March 31, 2023
	(Millions, except Percentages)
Common Stockholder’s Equity	$11,987	53.7%
Senior Notes	9,375	42.0
Other Long-term Debt	947	4.3
Total, excluding amounts due within one year of $323 million	$22,309	100.0%
________________________________
(1)Due to seasonal variations in demand for energy, operating results for the three months ended March 31, 2023 do not necessarily indicate operating results for the entire year.
USE OF PROCEEDS
The net proceeds from the sale of the Series 2023A Senior Notes will be used by the Company to repay all or a portion of the Company’s outstanding commercial paper borrowings, which aggregated approximately $115,000,000 as of April 28, 2023. Any remaining net proceeds will be used for general corporate purposes, including the Company’s continuous construction program.
DESCRIPTION OF THE SERIES 2023A SENIOR NOTES
Set forth below is a description of the specific terms of the Series 2023A Floating Rate Senior Notes due May 15, 2073. This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption “Description of the Senior Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of December 1, 1997, as heretofore supplemented and amended and as further supplemented and amended from time to time (the “Senior Note Indenture”), between the Company and Regions Bank, as successor trustee (the “Senior Note Indenture Trustee”).
General
The Series 2023A Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series 2023A Senior Notes will initially be issued in the aggregate principal amount of $                   . The Company may, at any time and without the consent of the holders of the Series 2023A Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series 2023A Senior Notes (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date (as defined below), if applicable). Any additional notes having such similar terms, together with the Series 2023A Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.
Unless earlier redeemed, the entire principal amount of the Series 2023A Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 15, 2073. The Series 2023A Senior Notes are not subject to any sinking fund provision. The Series 2023A Senior Notes are available for purchase in denominations of $1,000 and integral multiples of $1,000.
Interest
Each Series 2023A Senior Note will bear interest from the date of original issuance, payable quarterly in arrears on the 15th day of February, May, August and November of each year (each, an “Interest Payment Date”) to the person in whose name such Series 2023A Senior Note is registered at the close of business on the fifteenth calendar day prior to such Interest Payment Date, whether or not a Business Day (as defined below). However, interest payable on the maturity date of a Series 2023A Senior Note will be paid to the person to whom principal is payable. The initial Interest Payment Date is August 15, 2023. The Company will pay the principal of the Series 2023A Senior Notes and interest payable at maturity in immediately available funds at the corporate trust offices of Regions Bank, as paying agent.
The Series 2023A Senior Notes will bear interest at an annual rate equal to Compounded SOFR, determined as described below, minus 0.35% (the “Margin”). Interest on the Series 2023A Senior Notes will accrue from and including the date of original issuance to but excluding the first Interest Payment Date. Starting on the first Interest Payment Date, interest on each Series 2023A Senior Note will accrue from and including the last Interest Payment Date to which the Company has paid, or duly provided for the payment of, interest on that Series 2023A Senior Note to but excluding the next succeeding Interest Payment Date. No interest will accrue on a Series 2023A Senior Note for the day that the Series 2023A Senior Note matures or is redeemed. The amount of interest payable for any period will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below).
If any Interest Payment Date falls on a day that is not a Business Day, the Company will be required to make the interest payment on the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case (other than in the case of the maturity date) the Company will be required to make the interest payment on the immediately preceding Business Day. If an interest payment is made on the next succeeding Business Day, no interest will accrue as a result of the delay in payment. If the maturity date or any redemption or repayment date of any Series 2023A Senior Note falls on a day that is not a Business Day, the payment due on such date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. “Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee’s corporate trust office is closed for business.
As further described below, on each Interest Payment Determination Date relating to the applicable Interest Payment Date, the Calculation Agent (as defined below) will calculate the amount of accrued interest payable on the Series 2023A Senior Notes by multiplying (i) the outstanding principal amount of the Series 2023A Senior Notes by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest rate on the Series 2023A Senior Notes be less than zero.
The term “Interest Period” means (i) the period commencing on any Interest Payment Date (or, with respect to the initial Interest Period only, commencing on the initial issue date) to, but excluding, the next succeeding Interest Payment Date, (ii) in the case of the last such period, the period from and including the Interest Payment Date immediately preceding the maturity date to, but excluding, the maturity date or (iii) in the event of any redemption of any such Series 2023A Senior Notes, from and including the Interest Payment Date immediately preceding the applicable redemption date to but excluding such redemption date.
Compounded SOFR and the SOFR Index
SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by United States Treasury securities.
The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.
The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that Interest Period has been determined.
Compounded SOFR. “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

(	SOFR IndexEnd	– 1	)	x	360
	SOFR IndexStart				dc
where:
“SOFR IndexStart” = For periods other than the initial Interest Period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial Interest Period, the SOFR Index value two United States Government Securities Business Days (as defined below) before the initial issue date;
“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or, in the final Interest Period, relating to the maturity date or, in the case of a redemption of the Series 2023A Senior Notes, relating to the redemption date); and
“dc” is the number of calendar days in the relevant Observation Period.
For purposes of determining Compounded SOFR:

“Interest Payment Determination Date” means the date that is two United States Government Securities Business Days before each Interest Payment Date (or, in the case of a redemption of the Series 2023A Senior Notes, before the applicable redemption date).
“Observation Period” means, in respect of each Interest Period, the period from, and including, the date that is two United States Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date that is two United States Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the maturity date or, in the case of a redemption of the Series 2023A Senior Notes, preceding the applicable redemption date).
“SOFR Index” means, with respect to any United States Government Securities Business Day:
(1)    the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York City time) on such United States Government Securities Business Day (the “SOFR Index Determination Time”); provided that:
(2)    if a SOFR Index value does not so appear as specified in clause (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of Benchmark Transition Event” provisions described below.
“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.
“United States Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
Notwithstanding anything to the contrary in the documentation relating to the Series 2023A Senior Notes, if the Company (or its Designee) determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Series 2023A Senior Notes.
For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each Interest Period on the Series 2023A Senior Notes will be an annual rate equal to the sum of the Benchmark Replacement and the Margin.
SOFR Index Unavailable Provisions
If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding United States Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.
Effect of Benchmark Transition Event
Benchmark Replacement
If the Company (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark

Replacement will replace the then-current Benchmark for all purposes relating to the Series 2023A Senior Notes in respect of such determination on such date and all determinations on all subsequent dates.
Benchmark Replacement Conforming Changes
In connection with the implementation of a Benchmark Replacement, the Company (or its Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.
Decisions and Determinations
Any determination, decision or election that may be made by the Company (or its Designee) pursuant this subsection “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s (or its Designee’s) sole discretion, and, notwithstanding anything to the contrary in any documentation relating to the Series 2023A Senior Notes, shall become effective without consent from the holders of the Series 2023A Senior Notes or any other party.
Certain Defined Terms
As used in this subsection “Effect of Benchmark Transition Event,” the following terms have the following meanings:
“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:
(1)    the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;
(2)    the sum of: (a) the ISDA Fallback Rate (as defined below) and (b) the Benchmark Replacement Adjustment; and
(3)    the sum of: (a) the alternate rate of interest that has been selected by the Company (or its Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for United States dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:
(1)    the spread adjustment, or method for calculating or determining such spread adjustment (which may be positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement (as defined below);
(2)    if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3)    the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for United States dollar denominated floating rate notes at such time.
The Benchmark Replacement Adjustment shall not include the Margin specified in this Prospectus Supplement and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the Series 2023A Senior Notes.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of “Interest Period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters), or any other changes to any other terms or provisions of the Series 2023A Senior Notes, in each case that the Company (or its Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or its Designee) decides that adoption of any portion of such market practice is not administratively feasible or if the Company (or its Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or its Designee) determines is reasonably necessary or practicable).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(1)    a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Calculation of the Floating Interest Rate
The “Calculation Agent” means a banking institution or trust company appointed by the Company to act as calculation agent, initially Regions Bank.
Absent willful misconduct, bad faith or manifest error, the calculation of the applicable interest rate for each Interest Period by the Calculation Agent, or in certain circumstances described above, by the Company (or its Designee), will be final and binding on the Company, the Trustee and the holders of the Series 2023A Senior Notes.
None of the Trustee, paying agent, registrar or Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR, the SOFR Index or any applicable Benchmark, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any alternative method, Benchmark Replacement or alternative index, or other successor or replacement alternative index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes with respect to such alternative method, Benchmark Replacement or alternative index are necessary or advisable, if any, in connection with any of the foregoing.
None of the Trustee, paying agent, registrar or Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties described in this Prospectus Supplement and the accompanying Prospectus as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information contemplated by this Prospectus Supplement and the accompanying Prospectus and reasonably required for the performance of such duties.
Ranking
The Series 2023A Senior Notes will be direct, unsecured and unsubordinated obligations of the Company, ranking equally with all other unsecured and unsubordinated obligations of the Company from time to time outstanding. The Series 2023A Senior Notes will be effectively subordinated to all secured indebtedness of the Company. As of March 31, 2023, the Company had approximately $5 million of secured indebtedness, which represented outstanding finance lease obligations secured by the underlying lease right-of-use assets. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.
Optional Redemption
On or after May 15, 2053, the Company may redeem the Series 2023A Senior Notes at its option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (in each case expressed as a percentage of the principal amount), if redeemed during the twelve-month periods beginning on May 15 as set forth below:

Twelve-Month Period Beginning on	Redemption Price
May 15, 2053	105.00%
May 15, 2054	104.50%
May 15, 2055	104.00%
May 15, 2056	103.50%
May 15, 2057	103.00%
May 15, 2058	102.50%
May 15, 2059	102.00%
May 15, 2060	101.50%
May 15, 2061	101.00%
May 15, 2062	100.50%
May 15, 2063	100.00%
and thereafter at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the redemption date.

Any redemption of the Series 2023A Senior Notes may be conditioned upon the occurrence of one or more conditions precedent.
If notice of redemption is given as aforesaid, the Series 2023A Senior Notes so to be redeemed will, on the redemption date (subject, in the case of a conditional redemption, to the satisfaction of all conditions precedent), become due and payable at the applicable redemption price described above together with any accrued and unpaid interest thereon, and from and after such date (unless the Company has defaulted in such payment of the redemption price and accrued interest) such Series 2023A Senior Notes shall cease to bear interest. If any Series 2023A Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the Securities Rate. See “Description of the Senior Notes — Events of Default” in the accompanying Prospectus.
Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series 2023A Senior Notes by tender offer, in the open market or by private agreement.
Repayment at Option of Holder
The Series 2023A Senior Notes will be repayable at the option of a holder of the Series 2023A Senior Notes, in whole or in part, on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount) as set forth below:

Repayment Date	Repayment Price
May 15, 2024	98.00%
November 15, 2024	98.00%
May 15, 2025	98.00%
November 15, 2025	98.00%
May 15, 2026	98.00%
November 15, 2026	98.00%
May 15, 2027	98.00%
November 15, 2027	98.00%
May 15, 2028	98.00%
November 15, 2028	99.00%
May 15, 2029	99.00%
November 15, 2029	99.00%
May 15, 2030	99.00%
November 15, 2030	99.00%
May 15, 2031	99.00%
November 15, 2031	99.00%
May 15, 2032	99.00%
November 15, 2032	99.00%
May 15, 2033	99.00%
November 15, 2033	99.00%
May 15, 2034	100.00%
and on May 15 of every second year thereafter, through and including May 15, 2070, at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the repayment date.
In order for a Series 2023A Senior Note to be repaid at the option of a holder, the Senior Note Indenture Trustee must receive, at least 30 but not more than 60 days before the optional repayment date,
(1)the Series 2023A Senior Note with the form entitled “Option to Elect Repayment” on the reverse of the Series 2023A Senior Note duly completed or
(2)a facsimile transmission or a letter from a member of a national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States which must set forth:
•the name of the holder of the Series 2023A Senior Note;

•the principal amount of the Series 2023A Senior Note;
•the principal amount of the Series 2023A Senior Note to be repaid;
•the certificate number or a description of the tenor and terms of the Series 2023A Senior Note; and
•a statement that the option to elect repayment is being exercised and a guarantee that the Series 2023A Senior Note to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Series 2023A Senior Note, will be received by the Senior Note Indenture Trustee not later than the fifth Business Day after the date of that facsimile transmission or letter.
The repayment option may be exercised by the holder of a Series 2023A Senior Note for less than the entire principal amount of the Series 2023A Senior Note but, in that event, the principal amount of the Series 2023A Senior Note remaining outstanding after repayment must be in an authorized denomination. With respect to the exercise of the repayment option for the Series 2023A Senior Notes registered in the name of Cede & Co. and traded through the Depository Trust Company (“DTC”), see “— Book-Entry Only Issuance — The Depository Trust Company.”
Conditional Right to Shorten Maturity
The Company intends to deduct interest paid on the Series 2023A Senior Notes for United States federal income tax purposes. There have been proposed tax law changes in the past that, among other things, would have prohibited an issuer from being able to deduct some or all of the interest payments on debt instruments such as the Series 2023A Senior Notes. There can be no assurance that similar legislation affecting the Company’s ability to deduct interest paid on the Series 2023A Senior Notes will not be enacted in the future or that any such legislation would not affect the Series 2023A Senior Notes. As a result, there can be no assurance that a Tax Event (as defined below) will not occur.
If a Tax Event occurs, the Company will have the right to shorten the maturity of the Series 2023A Senior Notes, without the consent of the holders of the Series 2023A Senior Notes,
•to the minimum extent required, in the opinion of nationally recognized independent tax counsel, so that, after shortening the maturity, interest paid on the Series 2023A Senior Notes will be deductible for United States federal income tax purposes or
•if that counsel cannot opine definitively as to such a minimum period, the minimum extent so required to maintain the Company’s interest deduction, in each case, to the extent deductible under current law, as determined in good faith by the Company’s board of directors, after receipt of an opinion of that counsel regarding the applicable legal standards. In that case, the amount payable on the Series 2023A Senior Notes on that new maturity date will be equal to 100% of the principal amount of the Series 2023A Senior Notes, together with any accrued and unpaid interest thereon to but excluding that new maturity date. There can be no assurance that the Company would not exercise its right to shorten the maturity of the Series 2023A Senior Notes if a Tax Event occurs or as to the period that the maturity would be shortened. If the Company elects to exercise its right to shorten the maturity of the Series 2023A Senior Notes when a Tax Event occurs, the Company will give notice to each holder of the Series 2023A Senior Notes not more than 60 days after the occurrence of the Tax Event, stating the new maturity date of the Series 2023A Senior Notes. If the Series 2023A Senior Notes are solely registered in the name of Cede & Co. and traded through DTC, then such notice will be delivered to DTC, and transmitted by DTC in accordance with its practices as described below in “— Book-Entry Only Issuance — The Depository Trust Company.”
The Company believes that the Series 2023A Senior Notes should constitute indebtedness for United States federal income tax purposes under current law and, in that case, an exercise of its right to shorten the maturity of the Series 2023A Senior Notes upon a Tax Event should not be a taxable event to holders for those purposes. Prospective investors should be aware, however, that the Company’s exercise of its right to shorten the maturity of the Series 2023A Senior Notes would be a taxable exchange to holders for United States federal income tax purposes if the Series 2023A Senior Notes are treated as equity for United States federal income tax purposes before the maturity of the Series 2023A Senior Notes is shortened, and as debt for such purposes after the maturity of the Series 2023A Senior Notes is shortened for those purposes.
“Tax Event” means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of:
•any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States;

•any judicial decision, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or
•any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, occurring on or after the date of this Prospectus Supplement, there is more than an insubstantial increase in the risk that interest paid by the Company on the Series 2023A Senior Notes is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.
Notes Used as Qualified Replacement Property
Prospective investors seeking to treat the Series 2023A Senior Notes as “qualified replacement property” for purposes of deferring gain upon the investors’ sale of “qualified securities” under section 1042 of the Internal Revenue Code of 1986, as amended, should be aware that section 1042 requires the issuer to meet certain requirements in order for the Series 2023A Senior Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation
•that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” for purposes of section 1042 in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “Passive Income Test”) and
•that did not itself (or have a controlled group member) issue the qualified securities.
For purposes of the Passive Income Test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation when computing the amount of passive investment income for purposes of section 1042.
The Company believes that it qualifies as a domestic operating corporation within the meaning of section 1042 and that it meets the Passive Income Test, as determined under section 1042, for the taxable year ended December 31, 2022. In making this determination, the Company has made certain assumptions and used procedures which it believes are reasonable. There can be no assurance as to whether the Company will continue to qualify as a domestic operating corporation or meet the Passive Income Test. In addition, it is possible that the Internal Revenue Service may disagree with the manner in which the Company determined whether it meets the Passive Income Test for the taxable year ended December 31, 2022 or the conclusions reached in this discussion. Prospective purchasers of the Series 2023A Senior Notes should consult with their own tax advisors with respect to these and other tax matters relating to the Series 2023A Senior Notes.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act and related Treasury guidance (“FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source interest (including interest paid on the Series 2023A Senior Notes) and (ii) (except as provided below) the gross proceeds from the sale or other disposition of an obligation that produces U.S.-source interest (including the sale or other disposition of the Series 2023A Senior Notes). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a beneficial owner holds its Series 2023A Senior Notes will affect the determination of whether such withholding is required. Under proposed Treasury regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. Future Treasury regulations or other guidance may modify these requirements. The Company will not pay any additional amounts in respect of any amounts withheld under FATCA. Beneficial owners that hold their interests in a Series 2023A Senior Note through a foreign entity or intermediary are encouraged to consult their tax advisors regarding FATCA.
Information Concerning the Senior Note Indenture Trustee
The Company and certain of its affiliates maintain deposit accounts and banking relationships with Regions Bank. Regions Bank also serves as trustee under other indentures pursuant to which securities of the Company and certain affiliates of the Company are outstanding.

Book-Entry Only Issuance — The Depository Trust Company
DTC will act as the initial securities depository for the Series 2023A Senior Notes. The Series 2023A Senior Notes offered hereby will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series 2023A Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series 2023A Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC. Investors may hold interests in the Series 2023A Senior Notes offered hereby through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds and provides asset servicing for over 3.5 million issues of United States and non-United States equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both United States and non-United States securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this Prospectus Supplement.
Purchases of Series 2023A Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series 2023A Senior Notes on DTC’s records. The ownership interest of each actual purchaser of each Series 2023A Senior Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series 2023A Senior Notes. Transfers of ownership interests in the Series 2023A Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series 2023A Senior Notes, except in the event that use of the book-entry system for the Series 2023A Senior Notes is discontinued.
To facilitate subsequent transfers, all Series 2023A Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series 2023A Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series 2023A Senior Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series 2023A Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the Series 2023A Senior Notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such Series 2023A Senior Notes to be redeemed.
Although voting with respect to the Series 2023A Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series 2023A Senior Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series 2023A Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Series 2023A Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.
Except as provided herein, a Beneficial Owner of a global Series 2023A Senior Note will not be entitled to receive physical delivery of Series 2023A Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series 2023A Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series 2023A Senior Note.
A Beneficial Owner shall give notice to elect to have its Series 2023A Senior Notes repaid, through its Direct Participant, to the Senior Note Indenture Trustee, and shall effect delivery of such Series 2023A Senior Notes by causing the Direct Participant to transfer the interest in the Series 2023A Senior Notes, on DTC’s records, to the Senior Note Indenture Trustee. The requirement for physical delivery of the Series 2023A Senior Notes in connection with a repayment of the Series 2023A Senior Notes at the option of a holder will be deemed satisfied when the ownership rights in the Series 2023A Senior Notes are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of the Series 2023A Senior Notes to the Senior Note Indenture Trustee’s DTC account.
DTC may discontinue providing its services as securities depository with respect to the Series 2023A Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series 2023A Senior Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series 2023A Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from a global Series 2023A Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series 2023A Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor the underwriter takes any responsibility for the accuracy thereof. Neither the Company nor the underwriter has any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

UNDERWRITING
Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Company has agreed to sell to Morgan Stanley & Co. LLC (the “Underwriter”) and the Underwriter has agreed to purchase from the Company all of the Series 2023A Senior Notes offered hereby.
The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Series 2023A Senior Notes are subject to, among other things, the approval of certain legal matters by its counsel and certain other conditions. In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein to purchase all of the Series 2023A Senior Notes offered hereby, if any of the Series 2023A Senior Notes are purchased. The offering of the Series 2023A Senior Notes by the Underwriter is subject to receipt and acceptance of the Series 2023A Senior Notes and subject to the Underwriter’s right to reject any order in whole or in part.
The Underwriter proposes to offer the Series 2023A Senior Notes to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and may offer the Series 2023A Senior Notes to certain dealers at such price less a concession not in excess of            % of the principal amount per Series 2023A Senior Note. The Underwriter may allow, and such dealers may reallow, a concession not in excess of           % of the principal amount per Series 2023A Senior Note. After the initial public offering, the initial public offering price and other selling terms may be changed.
The Series 2023A Senior Notes are a new issue of securities with no established trading market. The Series 2023A Senior Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriter may make a market in the Series 2023A Senior Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series 2023A Senior Notes or that an active public market for the Series 2023A Senior Notes will develop. If an active public trading market for the Series 2023A Senior Notes does not develop, the market price and liquidity of the Series 2023A Senior Notes may be adversely affected. The availability and liquidity of a trading market for the Series 2023A Senior Notes may also be affected to the extent purchasers treat the Series 2023A Senior Notes as qualified replacement property.
The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
The Company’s expenses associated with the offer and sale of the Series 2023A Senior Notes (not including the underwriting discount) are estimated to be $               .
The Company has agreed with the Underwriter that, during the period of 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series 2023A Senior Notes, any security convertible into, exchangeable into or exercisable for the Series 2023A Senior Notes or any debt securities substantially similar to the Series 2023A Senior Notes (except for the Series 2023A Senior Notes issued pursuant to the Underwriting Agreement) without the prior written consent of the Underwriter. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.
In order to facilitate the offering of the Series 2023A Senior Notes, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Series 2023A Senior Notes. Specifically, the Underwriter may over-allot in connection with this offering, creating short positions in the Series 2023A Senior Notes for its own account. In addition, to cover over-allotments or to stabilize the price of the Series 2023A Senior Notes, the Underwriter may bid for, and purchase, Series 2023A Senior Notes in the open market. Finally, the Underwriter may reclaim selling concessions allowed to the Underwriter or dealers for distributing Series 2023A Senior Notes in this offering, if the Underwriter repurchases previously distributed Series 2023A Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series 2023A Senior Notes above independent market levels. The Underwriter is not required to engage in these activities and may end any of these activities at any time without notice.
In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.
Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series 2023A Senior Notes. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

It is expected that delivery of the Series 2023A Senior Notes will be made, against payment for the Series 2023A Senior Notes, on or about May       , 2023, which will be the           business day following the pricing of the Series 2023A Senior Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within two business days (T+2), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series 2023A Senior Notes who wish to trade the Series 2023A Senior Notes on the date of this Prospectus Supplement or the next succeeding           business day(s) will be required, because the Series 2023A Senior Notes will settle within           business days (T+ ), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series 2023A Senior Notes who wish to trade on the date of this Prospectus Supplement or the next succeeding           business day(s), should consult their own legal advisors.
In the ordinary course of business, the Underwriter and its respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking, investment banking, sales and trading, investment research, principal investment, hedging, market making, asset leasing, treasury services and other financial and non-financial activities and services for the Company and its affiliates, for which they received or will receive customary compensation.
In addition, in the ordinary course of their business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. The Underwriter or its affiliates that have a lending relationship with the Company routinely hedge their credit exposure to the Company consistent with their customary risk management policies. Typically, the Underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities, including potentially the Series 2023A Senior Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Series 2023A Senior Notes. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

PROSPECTUS
Alabama Power Company
Class A Preferred Stock
Cumulative, Par Value $1 Per Share
Preference Stock
Senior Notes
Junior Subordinated Notes
__________________________
Alabama Power Company will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.
See “Risk Factors” on page 2 for information on certain risks related to the purchase of securities offered by this Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
__________________________

This Prospectus is dated February 24, 2023.

ABOUT THIS PROSPECTUS
This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, Alabama Power Company (the “Company”) may sell, in one or more transactions,
•shares of class A preferred stock (the “Class A Preferred Stock”),
•shares of preference stock (the “Preference Stock”),
•senior notes (the “Senior Notes”), or
•junior subordinated notes (the “Junior Subordinated Notes”).
This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with the additional information under the heading “Available Information.”
RISK FACTORS
Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus.
AVAILABLE INFORMATION
The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments to the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports and other information with the Commission. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 has been filed with the Commission pursuant to the 1934 Act and is incorporated by reference in this Prospectus and made a part of this Prospectus.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to Ceila H. Shorts, Corporate Secretary, Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35291, telephone: (205) 257-1000.

ALABAMA POWER COMPANY
The Company is a corporation organized under the laws of the State of Alabama on November 10, 1927, by the consolidation of the predecessor Alabama Power Company, Gulf Electric Company and Houston Power Company. The predecessor Alabama Power Company had a continuous existence since its incorporation in 1906. The principal executive offices of the Company are located at 600 North 18th Street, Birmingham, Alabama 35291, and the telephone number is (205) 257-1000. The Company’s internet address is http://www.alabamapower.com. The information on the Company’s website is not incorporated by reference in this Prospectus and should not be considered to be a part of this Prospectus.
The Company is a wholly-owned subsidiary of The Southern Company. The Company is engaged, within the State of Alabama, in the generation, transmission, distribution and purchase of electricity and the sale of electric service, at retail in approximately 400 cities and towns (including Anniston, Birmingham, Gadsden, Mobile, Montgomery and Tuscaloosa), as well as in rural areas, and at wholesale to 11 municipally-owned electric distribution systems, all of which are served indirectly through sales to the Alabama Municipal Electric Authority (“AMEA”), and two rural distributing cooperative associations. The sales contract with AMEA will expire on December 31, 2025. The Company also sells, and cooperates with dealers in promoting the sale of, electric appliances and products and markets and sells outdoor lighting services.
The Company and one of its affiliates, Georgia Power Company, each own 50% of the outstanding common stock of Southern Electric Generating Company (“SEGCO”). SEGCO is an operating public utility company that owns electric generating units near Wilsonville, Alabama.
SELECTED INFORMATION
The following material, which is presented in this Prospectus solely to furnish limited introductory information regarding the Company, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated in this Prospectus by reference or elsewhere in this Prospectus, is qualified in its entirety by reference to those documents and, therefore, should be read together with those documents.
Alabama Power Company

Business	Generation, transmission, distribution and purchase of electricity and the sale of electric service

Customers at December 31, 2022	1,532,570

Plant Nameplate Capacity Ratings at December 31, 2022 (megawatts)	12,306

Sources of Generation during 2022 (kilowatt hours)	Coal (46%), Nuclear (22%), Gas (24%), Hydro (8%)
USE OF PROCEEDS
Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from the sale of the Class A Preferred Stock, the Preference Stock, the Senior Notes or the Junior Subordinated Notes will be used in connection with its ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.
DESCRIPTION OF THE CLASS A PREFERRED STOCK
Set forth below is a description of the general terms of the Class A Preferred Stock. The statements in this Prospectus concerning the Class A Preferred Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by reference to the charter of the Company, as amended (the “charter”), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The general provisions which apply to all series of the Class A Preferred Stock, which are now or may at a later time be authorized or created, are set forth in the charter.

General
Each series of the Class A Preferred Stock is to be established by resolutions of the Board of Directors of the Company, a copy of which is an exhibit to the Registration Statement (or incorporated by reference). In such resolutions, the Board of Directors will set the stated capital, among other terms, of such series of Class A Preferred Stock.
At December 31, 2022, the Company had 27,500,000 authorized shares of Class A Preferred Stock, of which none were outstanding. Additionally, at December 31, 2022, the Company had 3,850,000 authorized shares of preferred stock (the “Preferred Stock”), of which none were outstanding. The Class A Preferred Stock ranks on a parity as to dividends and assets with the Preferred Stock and has the same general rights and preferences as the Preferred Stock. On all matters submitted to a vote of the holders of the Preferred Stock and the Class A Preferred Stock (other than a change in the rights and preferences of only one, but not the other, such kind of stock), both kinds of stock vote together as a single class, and each share of Preferred Stock and Class A Preferred Stock shall have the relative voting rights described in the applicable Prospectus Supplement.
The Class A Preferred Stock will not be subject to further calls or to assessment by the Company.
Any proposed listing of the Class A Preferred Stock on a securities exchange will be described in the applicable Prospectus Supplement.
Transfer Agent and Registrar
Unless otherwise indicated in the applicable Prospectus Supplement, the transfer agent for the Class A Preferred Stock will be EQ Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100, which will also serve as the registrar.
Dividend Rights
The holders of the Preferred Stock and the Class A Preferred Stock of each class are entitled to receive cumulative dividends, payable when and as declared by the Board of Directors, at the rates determined for the respective classes. Before any dividends may be declared or paid on the Preference Stock or the Company’s Common Stock, dividends on the Preferred Stock and the Class A Preferred Stock must have been or be contemporaneously declared and set apart for payment, or paid, on the Preferred Stock and the Class A Preferred Stock of all classes for all dividend periods terminating on the same or an earlier date.
The applicable Prospectus Supplement will set forth the dividend rate provisions of the Class A Preferred Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the Prospectus Supplement). Dividends payable on the Class A Preferred Stock will be cumulative from the date of original issue.
Redemption Provisions
Any redemption provisions applicable to the Class A Preferred Stock will be described in the applicable Prospectus Supplement.
The charter provides that the Company shall not redeem, purchase or otherwise acquire any shares of Preferred Stock or Class A Preferred Stock if, at the time of such redemption, purchase or other acquisition, dividends payable on the Preferred Stock or the Class A Preferred Stock of any class shall be in default in whole or in part unless, prior to or concurrently with such redemption, purchase or other acquisition, all such defaults shall be cured or unless such action has been ordered, approved or permitted under the Public Utility Holding Company Act of 1935, as amended, by the Commission or any successor commission or regulatory authority of the United States of America.
Voting Rights
The voting rights applicable to the Preferred Stock and the Class A Preferred Stock will be described in the applicable Prospectus Supplement.
Liquidation Rights
Upon voluntary or involuntary liquidation, the holders of the Preferred Stock and the Class A Preferred Stock of each class, without preference between classes, will be entitled to receive the amounts specified to be payable on the shares of such class (which, in the case of the Class A Preferred Stock, is an amount equal to the stated capital per share on involuntary liquidation, or an amount equal to the then current regular redemption price per share on voluntary liquidation, plus accrued dividends in each case) before any distribution of assets may be made to the holders of the Preference Stock or the Company’s

Common Stock. Available assets, if insufficient to pay such amounts to the holders of the Preferred Stock and the Class A Preferred Stock, are to be distributed pro rata to the payment, first of the amount per share payable in the event of involuntary liquidation, second of accrued dividends, if any, and third of any premium.
Sinking Fund
The terms and conditions of a sinking fund or purchase fund, if any, for the benefit of the holders of the Class A Preferred Stock will be set forth in the applicable Prospectus Supplement.
Other Rights
The holders of the Class A Preferred Stock do not have any preemptive or conversion rights unless otherwise indicated in the applicable Prospectus Supplement.
DESCRIPTION OF THE PREFERENCE STOCK
Set forth below is a description of the general terms of the Preference Stock. The statements in this Prospectus concerning the Preference Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by reference to the charter, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The general provisions which apply to all series of the Preference Stock, which are now or may at a later time be authorized or created, are set forth in the charter.
General
Each series of Preference Stock is to be established by resolutions of the Board of Directors of the Company, a copy of which is an exhibit to the Registration Statement (or incorporated by reference). In such resolutions, the Board of Directors will set the stated capital, among other terms, of such series of Preference Stock.
As of December 31, 2022, the Company had 40,000,000 authorized shares of Preference Stock, of which none were outstanding. The Preference Stock ranks junior to the Preferred Stock and the Class A Preferred Stock with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company. The Preference Stock ranks senior to the Company’s Common Stock and to any other securities the Company may issue in the future that by their terms rank junior to the Preference Stock with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company. All shares of the Preference Stock will rank on a parity with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company.
The Preference Stock will not be subject to further calls or assessment by the Company.
Any proposed listing of the Preference Stock on a securities exchange will be described in the applicable Prospectus Supplement.
Transfer Agent and Registrar
Unless otherwise indicated in the applicable Prospectus Supplement, the transfer agent for the Preference Stock will be EQ Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100, which will also serve as the registrar.
Dividend Rights
Dividends on the Preference Stock are payable, when, as and if declared by the Board of Directors, at the rate per annum determined for each respective series. Unless otherwise indicated in the applicable Prospectus Supplement, dividends will be payable to holders of record of the Preference Stock as they appear on the books of the Company on the record dates fixed by the Board of Directors.
The applicable Prospectus Supplement will set forth the dividend rate provisions of the Preference Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the applicable Prospectus Supplement), and whether dividends shall be cumulative and, if so, from which date or dates.
Redemption Provisions
Any redemption provisions applicable to the Preference Stock will be described in the applicable Prospectus Supplement.

Voting Rights
The applicable Prospectus Supplement will describe the voting rights for each series of the Preference Stock.
Liquidation Rights
Upon voluntary or involuntary liquidation, the holders of the Preference Stock of each series, without preference among series, are entitled to receive the amount specified to be payable on the shares of such series following the satisfaction of all claims ranking senior to the Preference Stock (including the claims of holders of any outstanding shares of Preferred Stock and Class A Preferred Stock) and before any distribution of assets may be made to the holders of the Company’s Common Stock. Available assets, if insufficient to pay such amounts to the holders of the Preference Stock, are to be distributed pro rata to the payment, first of the amount per share payable in the event of involuntary liquidation, second of accrued dividends, if any, and third of any premium.
Sinking Fund
The terms and conditions of a sinking or purchase fund, if any, for the benefit of the holders of the Preference Stock will be set forth in the applicable Prospectus Supplement.
Other Rights
The holders of the Preference Stock do not have any pre-emptive or conversion rights, except as otherwise described in the applicable Prospectus Supplement.
DESCRIPTION OF THE SENIOR NOTES
Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture, dated as of December 1, 1997, between the Company and Regions Bank, as successor trustee (the “Senior Note Indenture Trustee”), as heretofore supplemented and amended and as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented and amended, is referred to as the “Senior Note Indenture”). The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “1939 Act”). Certain capitalized terms used and not defined in this section of the Prospectus are defined in the Senior Note Indenture.
General
The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all existing and future secured debt of the Company. As of December 31, 2022, the Company had approximately $5 million of secured indebtedness, which represented outstanding finance lease obligations secured by the underlying lease right-of-use assets. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the denominations in which such Senior Notes shall be issuable; (ix) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xi) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xii) any other terms of such Senior Notes.

The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.
Events of Default
Unless provided otherwise in the supplemental indenture relating to any series of Senior Notes, the Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:
(a) failure for 10 days to pay interest on the Senior Notes of such series when due on an interest payment date other than at maturity or upon earlier redemption; or
(b) failure to pay principal of, premium, if any, on or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may, by written notice to the Company and the Senior Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided that no such modification may, without the consent of the holder of each outstanding Senior Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note affected thereby.
In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of, premium, if any, on and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Senior Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Senior Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Senior Note Indenture Trustee
The Senior Note Indenture Trustee, prior to a Senior Note Indenture Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case a Senior Note Indenture Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Senior Note Indenture Trustee also serves as Subordinated Note Indenture Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with the Senior Note Indenture Trustee. The Senior Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain affiliates of the Company are outstanding.
Governing Law
The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.
DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture, dated as of January 1, 1997, between the Company and Regions Bank, as successor trustee (the “Subordinated Note Indenture Trustee”), as heretofore supplemented and as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”). The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used and not defined in this section of the Prospectus are defined in the Subordinated Note Indenture.
General
The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the denominations in which such Junior Subordinated Notes shall be issuable; (ix) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xi) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiii) any other terms of such Junior Subordinated Notes.
The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.
Subordination
The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), premium, if any, on or interest on

(including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.
The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.
The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of December 31, 2022, Senior Indebtedness of the Company aggregated approximately $10,720,000,000.
Additional Interest
“Additional Interest” is defined in the Subordinated Note Indenture as any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.
Certain Covenants
The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, or (ii) if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, or (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.
Events of Default
Unless provided otherwise in the supplemental indenture relating to any series of Junior Subordinated Notes, the Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:

(a) failure for 10 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest in respect of the Junior Subordinated Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or
(b) failure to pay principal of, or premium, if any, on or interest, including Additional Interest, on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may, by written notice to the Company and the Subordinated Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest (including Additional Interest) or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) of any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.
In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of and premium, if any, on and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Subordinated Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Subordinated Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Subordinated Note Indenture Trustee
The Subordinated Note Indenture Trustee, prior to a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Subordinated Note Indenture Trustee also serves as Senior Note Indenture Trustee. The Company and certain of its affiliates may maintain deposit accounts and banking relationships with the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain affiliates of the Company are outstanding.
Governing Law
The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.
PLAN OF DISTRIBUTION
The Company may sell the Class A Preferred Stock, the Preference Stock, the Senior Notes and the Junior Subordinated Notes in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of Class A Preferred Stock, Preference Stock, Senior Notes or Junior Subordinated Notes will set forth the terms of the offering of such Class A Preferred Stock, Preference Stock, Senior Notes or Junior Subordinated Notes, including the name or names of any underwriters or agents, the purchase price of such Class A Preferred Stock, Preference Stock, Senior Notes or Junior Subordinated Notes and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Class A Preferred Stock, Preference Stock, Senior Notes or Junior Subordinated Notes may be listed.
If underwriters participate in the sale, such Class A Preferred Stock, Preference Stock, Senior Notes or Junior Subordinated Notes will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.
Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Class A Preferred Stock, Preference Stock, Senior Notes or Junior Subordinated Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Class A Preferred Stock, Preference Stock, Senior Notes or Junior Subordinated Notes, if any are purchased.
Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business, for which they may receive customary compensation.
Each series of Class A Preferred Stock, Preference Stock, Senior Notes or Junior Subordinated Notes will be a new issue of securities and will have no established trading market. Any underwriters to whom Class A Preferred Stock, Preference Stock, Senior Notes or Junior Subordinated Notes are sold for public offering and sale may make a market in such Class A Preferred Stock, Preference Stock, Senior Notes or Junior Subordinated Notes, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Class A Preferred Stock, the Preference Stock, the Senior Notes or the Junior Subordinated Notes may or may not be listed on a national securities exchange.
LEGAL MATTERS
The validity of the Class A Preferred Stock, the Preference Stock, the Senior Notes and the Junior Subordinated Notes and certain matters relating to such securities will be passed upon on behalf of the Company by Balch & Bingham LLP, Birmingham, Alabama, and by Troutman Pepper Hamilton Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Hunton Andrews Kurth LLP, New York, New York. From time to time Hunton Andrews Kurth LLP acts as counsel to the Company and its affiliates for some matters.

EXPERTS
The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$                   ..

Series 2023A Floating Rate Senior Notes
due May 15, 2073

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PROSPECTUS SUPPLEMENT
May , 2023
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Morgan Stanley